FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
August 25, 2022		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Releases Fourth Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”), the U.S. based high-fidelity headphone company, has reported its results for the fourth quarter ended June 30, 2022.

Sales for the fourth fiscal quarter were $4,191,761, a decline of 22.7% compared to $5,420,471 for the same period in the prior year.  The net income for the three months ended June 30, 2022 was $385,595, which is an increase over the net income of $331,943 for the same three month period one year ago. Both basic and diluted income per common share for the quarter were $0.04 compared to a  basic income per common share of $.04 and a diluted income per common share of $0.03 for the three-month period one year ago.

“We saw a decline in sales for the quarter,” Michael J. Koss, Chairman and CEO, said today. “We appear to be experiencing a more conservative inventory management through our domestic distributors which slowed incoming orders.  This slowdown was particularly pronounced with some key distributors as COVID stimulus waned.”  Koss continued, “Fortunately our Direct-to-Consumer (DTC) business has seen significant growth over the same quarter in the prior year, which positively impacts the Company’s margins.”

Sales for the year ended June 30, 2022 of $17,607,267 is a decrease of $1,938,741, or 9.9%, from the prior fiscal year sales of $19,546,008. The net income for the fiscal year ended June 30, 2022 was $1,268,409 compared to $493,594 for the same period last year.  Basic income per common share for the year was $.14 compared to basic income per common share of $.06 last year.  Diluted income per common share was $0.13 for the year compared to diluted income per common share or $.05 for the same period one year ago.

“The two most significant contributing factors to the decline in sales were the domestic distributors along with the loss of a private labelled product sold to a single US mass retailer,” Koss said. “Our DTC sales have grown exponentially, reflecting a clear shift to online selling. Sales to the Education sector also helped to offset some of the decrease.”

“While sales are down for the fiscal year, the mix of those sales by channel has allowed for a generous improvement in gross margins as heightened levels of higher margin DTC sales replaced the lower margin sales to a U.S. mass retailer,” Koss continued. “The delays throughout the supply chain as a result of the persistence of COVID-19 in all parts of the world, coupled with the conflict in Eastern Europe, have continued to affect the Company. The ongoing disruption in ocean freight and congestion at the U.S. ports has resulted in increased shipping costs which are expected to linger and negatively impact gross margins in the foreseeable future.  The Company’s contract with a dedicated freight forwarder has led to stabilization in the rates.”

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, the impacts of the COVID-19 pandemic, geopolitical instability and war, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net sales	$4,191,761	$5,420,471	$17,607,267	$19,546,008
Cost of goods sold	2,669,130	3,360,013	10,989,889	12,813,873
Gross profit	1,522,631	2,060,458	6,617,378	6,732,135

Selling, general and administrative expenses	1,138,834	1,729,416	5,715,355	7,122,627

Income (loss) from operations	383,797	331,042	902,023	(390,492)

Other income	-	-	362,390	885,505
Interest income	3,677	958	11,513	2,706

Income before income tax provision	387,474	332,000	1,275,926	497,719

Income tax provision	1,879	57	7,517	4,125

Net income	$385,595	$331,943	$1,268,409	$493,594

Income per common share:
Basic	$0.04	$0.04	$0.14	$0.06
Diluted	$0.04	$0.03	$0.13	$0.05

Weighted-average number of shares:
Basic	9,147,795	8,560,123	9,070,277	7,864,688
Diluted	9,786,640	10,102,376	9,985,662	9,639,273